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                                                                    EXHIBIT 21.1




                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT







1. Intercounty Mortgage Inc., a wholly-owned subsidiary of the Company, was formed by the Company in January 1995 and is incorporated in the state of Delaware.